EXHIBIT 99.2

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Sends Letter to Medafor, Inc. Board of Directors

ATLANTA, GA (February 17, 2010) -- CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that it has sent the following letter to Medafor’s Board of Directors:

February 16, 2010

VIA FEDEX
Michael F. Pasquale, Chairman of the Board
Medafor, Inc.

Dear Michael,

As Medafor’s largest shareholder, CryoLife is deeply disappointed to learn that Medafor’s board of directors has rejected our $2.00 per share offer and refused to engage in discussions and negotiations that could lead to a higher offer.

As we have stated previously, CryoLife believes that our current proposal represents a full and fair offer for the common stock of Medafor based on our review of the information available to us.  That said, we stand ready to negotiate with Medafor management in good faith in order to develop an appreciation for the various business opportunities mentioned in your recent letter.  We have repeatedly expressed our willingness to reconsider our current proposal if provided with credible evidence that there is greater value in your business that we have not adequately recognized.  Unfortunately, to date, you have categorically refused to engage with us in order to educate us on the potential value of Medafor’s future prospects.

The Medafor board’s current stance denies Medafor shareholders the opportunity to even explore the potential of a business combination with CryoLife.  In addition, nowhere in your letter do you mention the possibility of exploring a business combination with an alternative party as a means of maximizing value for your shareholders.  This position seems inconsistent with your assertion that the board of Medafor takes its fiduciary responsibilities seriously.  In fact, your refusal to engage in discussions with us and your single-minded determination to remain an independent company without adequate exploration of other alternatives are more consistent with a strategy of management and board entrenchment.

We also challenge your characterization of CryoLife’s earnings prospects.  Your opinions run counter to the guidance we have previously provided to our investors and the consensus reached by the medical device financial analysts who cover our stock.  We would welcome the opportunity to discuss our outlook for our company with you in more detail, including our detailed projections regarding our business should you be willing to enter in discussions with us under a non-disclosure agreement, which is customary in these types of discussions.

We are also concerned by a number of other misleading and inaccurate assertions contained in your letter.  We feel it is appropriate for us to clarify these assertions so that our proposal may be appropriately evaluated by both Medafor’s board and Medafor’s shareholders.

Medafor Statement:
Sales to CryoLife represent approximately 20% of Medafor’s sales and are limited to the cardiac market, only one of many market opportunities available to Medafor.  (Second sentence of Paragraph 7, Page 1 of Medafor Letter to Shareholders dated February 10, 2010)

CryoLife Comment:
This statement is simply untrue, as CryoLife’s contractual rights extend beyond the cardiac field.  CryoLife has the exclusive right to sell the MPH product into cardiac and vascular surgeries in the United States (excluding DoD facilities) and into cardiac, vascular and general surgeries in the rest of the World (except China and Japan) excluding ENT, orthopedic, neurosurgery and topical applications.

Medafor Statement:
While CryoLife widely touts its sales force having what it reports to be $6 million in worldwide Hemostase sales, CryoLife fails to mention that Medafor transferred a significant portion of that business in already established sales. (Second sentence of Paragraph 4, Page 2 of Medafor Letter to Shareholders dated February 10, 2010)

CryoLife Comment:
This statement is simply untrue.  A significant portion of CryoLife’s sales were generated from its own efforts, not from a transfer by Medafor of established sales.  In fact, while the litigation between CryoLife and Medafor is unrelated to this process, part of our contention in our lawsuit with Medafor is that the company did not transfer sales that they were required to, that were our exclusive right.

Medafor Statement:
Furthermore, we have serious doubts about the outlook of CryoLife’s business and, consequently, its ability to invest in the MPH technology.  (First sentence of Paragraph 1, Page 3 of Medafor Letter to Shareholders dated, February 10, 2010)

CryoLife Comment:
Unlike Medafor, whose auditors expressed a “going concern” opinion in September 2009 with respect to its December 31, 2008 financials, CryoLife has a strong balance sheet, with over $35 million in cash as of February 15, 2010 and a $15 million line of credit, with availability of approximately $14.5 million.  Because CryoLife is traded on the New York Stock Exchange and because it is generating profits and cash flow, it has ready access to both equity and debt markets.

Please note that the comments referenced above are only those we consider to be the most egregious of the numerous inaccurate statements contained in Medafor’s response letter dated February 10, 2010.  Although we do not wish to engage in a letter writing campaign about all of the inaccuracies in Medafor’s communications, as we would rather focus our energies on putting together a friendly transaction with Medafor, we cannot sit idly by when inaccurate or misleading statements are made about our proposal or our business.  We believe it is important that Medafor’s shareholders are fully informed.  As such, we intend to include a section on our website at www.cryolife.com/medaforoffer, which will correct any misinformation disseminated by Medafor or its proxies.  We expect that this section of the website will be available by the end of the week.

We continue to believe that a combination of our businesses makes compelling business sense for both companies and is in the best interests of our respective shareholders.  We remain prepared to engage with Medafor in constructive and good faith discussions to identify additional potential value.  However, in light of the board’s response and refusal to engage with us, we will consider all options available to us, including our right to call a special meeting of shareholders, commence a tender offer, or proceed with a proxy contest to replace at least a majority of the Medafor directors.  We are pleased with the strong support we have received from Medafor shareholders for our proposal and have heard many shareholders express their frustration with the status quo and voice a desire for change.

We hope you will reconsider your decision not to engage in discussions with us, and we reiterate our commitment to employ all means available to deliver full and fair value to all Medafor shareholders.

Sincerely,

/s/ Steven G. Anderson
Steven G. Anderson
President, CEO and Chairman of the Board

cc:           Board of Directors of Medafor
Gary J. Shope

ADDITIONAL IMPORTANT INFORMATION

This announcement is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam® Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic® Medical Adhesive is CE marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase®, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

For additional information about the company, visit CryoLife’s Web site:
 www.cryolife.com.

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